EXHIBIT 15.1

Independent Accountants’ Review Report

The Board of Directors

Education Management Corporation

We have reviewed the accompanying condensed consolidated balance sheet of Education Management Corporation and subsidiaries as of December 31, 2002, and the related condensed consolidated statements income and cash flows for the three-month and six-month periods then ended. These financial statements are the responsibility of the Company’s management. The condensed consolidated balance sheet of Education Management Corporation and subsidiaries as of December 31, 2001, and the related condensed consolidated statements of income and cash flows for the three-month and six-month periods then ended were reviewed by other accountants whose report dated January 25, 2002 stated that they were not aware of any material modifications that should be made to those statements for them to be in conformity with accounting principles generally accepted in the United States.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data, and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States, which will be performed for the full year with the objective of expressing an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying condensed consolidated financial statements at December 31, 2002, and for the three-month and six-month period then ended for them to be in conformity with accounting principles generally accepted in the United States.

We have previously audited, in accordance with auditing standards generally accepted in the United States, the consolidated balance sheet of Education Management Corporation and subsidiaries as of June 30, 2002, and the related consolidated statements of income, shareholders’ investment, and cash flows for the year then ended not presented herein and in our report dated August 1, 2002, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of June 30, 2002, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

Pittsburgh, Pennsylvania

    January 27, 2003